Exhibit 99.1


                                     Contacts         Investors:
                                                      Bruce D. Herman
                                                      203-969-0666 ext. 407
                                                      bruce.herman@hexcel.com

                                                      Media:
                                                      Ronald S. Ziemba
                                                      203-969-0666 ext. 405
                                                      ronald.ziemba@hexcel.com


                  HEXCEL CORPORATION ANNOUNCES CLOSING OF

                      ITS CLEVELAND, GEORGIA FACILITY



   Decision Reflects Market Conditions, Efforts to Consolidate Operations



STAMFORD, CT, March 16, 1999 -- Hexcel Corporation (NYSE/PCX: HXL) announced today that the company's Hexcel Schwebel global business unit will close its Cleveland, GA manufacturing facility. The plant closing is due to be completed by July 1, 1999.



The facility, opened in 1980, currently employs 100 people and produces fabrics used to make rigid, single-sided and double-sided printed wiring boards. Production equipment from the Cleveland facility will be moved to the Hexcel Schwebel facility in Anderson, SC.



"The decision to close our Cleveland facility is a direct result of continuing efforts to consolidate our operations, reduce operating costs and respond to competitive market conditions," said William D. Bennison, president of Hexcel Schwebel. "The market for products made in Cleveland was affected by inventory adjustments in 1998, and currently is under intense pressure from Asian and Eastern European competitors," he added.



"Notwithstanding these factors, we believe that strong consumer demand for cellular telephones, computers and other personal electronic devices, combined with Hexcel Schwebel's leading market position in lightweight fabrics for high-tech multilayer printed wiring boards, offer attractive potential for the future," Mr. Bennison said.



Hexcel Schwebel was formed in late 1998, when Hexcel Corporation, based in Stamford, CT, acquired the business of Clark-Schwebel, Inc., of Anderson, SC. Hexcel is the world's leading advanced structural materials company, with pro forma 1998 sales of $1.235 billion.



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                  Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to market conditions, the impact of pricing pressures from competitors and the recovery of the electronics market. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, the integration by Hexcel of the acquired Clark-Schwebel business without disruption to operations; changing market conditions, particularly in Europe and Asia; increased competition; and changes in current pricing levels. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.
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